[Letterhead of McCurdy & Associates CPA's, Inc.]

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use of our report dated July 14, 2001 and to all references to our firm included in or made a part of this Post-Effective Amendment No. 6 to The Industry Leaders Fund(R)'s (SEC ICA File Number 811-08989) Registration Statement on Form N-1A, including the references to our firm under the heading "Financial Highlights" in the Prospectus and heading "Accountants" in the Statement of Additional Information.


/s/ McCurdy & Associates CPA's, Inc.

McCurdy & Associates CPA's, Inc.
Westlake, Ohio
November 5, 2001